Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Erica Pettit
(212) 850-5651, (212) 850-5614

For Immediate Release

GUITAR CENTER, INC. STOCKHOLDERS APPROVE PROPOSED MERGER

Westlake Village, CA (September 19, 2007) - Guitar Center, Inc. (Nasdaq GS: GTRC) today announced that its proposed merger with an affiliate of Bain Capital Partners, LLC was approved at a special meeting of its stockholders held earlier today.

Approximately 99.6% of shares present and voting at the meeting voted for approval of the merger agreement. Approximately 75.3% of the total number of shares outstanding and entitled to vote at the meeting voted for approval of the merger agreement. Approval of the merger required the affirmative vote of a majority of the shares outstanding.

Under the terms of the merger agreement, Guitar Center stockholders will receive $63.00 in cash, without interest, for each share of Guitar Center common stock they hold at the effective time of the merger. The transaction is currently scheduled to close in October 2007, subject to the satisfaction or waiver of the conditions to closing set forth in the merger agreement.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates more than 210 Guitar Center stores across the United States. In addition, our Music & Arts division operates more than 95 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and websites, including www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com and www.music123.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

About Bain Capital Partners

Bain Capital (www.baincapital.com) is a global private investment firm. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 240 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Michaels Stores, Burger King, Warner Music Group, Burlington Coat Factory, Dunkin’ Brands, Shopper’s Drug Mart, Dollarama and Staples. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai, and Tokyo.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the anticipated completion of the transaction. These statements are based on the current expectations of management of Guitar Center. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (3) the businesses of Guitar Center may suffer as a result of uncertainty surrounding the transaction; (4) the financing required for Bain Capital to complete the transaction may be delayed or may not be available; and (5) Guitar Center may be adversely affected by other economic, business, and/or competitive factors that could cause the transaction to be delayed or not completed. Additional factors that may affect the future results of Guitar Center are set forth in its filings with the Securities and Exchange Commission, which are available at www.sec.gov. Unless required by law, Guitar Center undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.